Exhibit 99.B(h)(2)

EXHIBIT A

TO ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT

This Exhibit A, amended and restated as of October 25, 2010, is the Exhibit A to that certain Administration and Accounting Services Agreement dated as of November 14, 2008 between BNY Mellon Investment Servicing (US) Inc. (formerly PNC Global Investment Servicing (U.S.) Inc.) and The Motley Fool Funds Trust.

Portfolios

Motley Fool Independence Fund

Motley Fool Great America Fund

BNY MELLON INVESTMENT SERVICING (US) INC.

By:	/s/ Jay F. Nusblatt
Name:	Jay F. Nusblatt
Title:	Senior Vice President

THE MOTLEY FOOL FUNDS TRUST

By:	/s/ Peter Jacobstein
Name:	Peter Jacobstein
Title:	President